Exhibit 99.1

To Our Shareholders,

As we enter the final months of 2024, I want to take this opportunity to thank our employees for their dedication and commitment to delivering outstanding service to our customers throughout the year. As a result of their hard work, the Company achieved record revenues of $479,400,000 in the third quarter, an increase of $28,806,000, or 6.4%, compared to the same period in 2023. Sales growth was strong across both reporting segments, with the Residential/Commercial (R/C) service line increasing by 8.5% and the Utility segment rising by 4.3% compared to the third quarter of last year. Income from operations also reached an all-time high of $40,960,000, up from $36,237,000 in the third quarter of 2023, reflecting an increase of $4,723,000, or 13.0%. Furthermore, net income for the quarter was $26,024,000, up $5,327,000 compared to the third quarter of 2023. This boost in profitability was largely driven by enhanced service line performance, revenue mix and storm-related work during the quarter from Hurricanes Beryl and Helene.
The first nine months of the year produced record revenues of $1,365,903,000 which was an increase of $98,729,000, or 7.8%, over the same period in 2023. The R/C segment was up $44,349,000 or 7.9%, and the Utility segment was up $53,040,000 or 7.6% compared to 2023. In the R/C segment, both the Resource Group and Commercial Landscape Services had impressive year-to-date revenue growth of 20.3% and 7.0% respectively. In the Utility segment, Eastern Utility grew by 15.6% over the prior year while Western Utility increased revenue by 11.1%, driven primarily by additional contract awards and storm related cleanup work. Overall, the first nine months’ performance exceeded the record setting performance for the first nine months in 2023 as demand for our services remains strong. This strong demand and momentum bodes well as we enter into the fourth quarter.
For the first nine months of 2024, income from operations was $87,672,000, representing a 9.8% decline from the previous year, while net income stood at $53,469,000, down 9.0% compared to the same period in 2023. Operational profitability was affected due to Q1/Q2 weather-related impacts on high-margin services, changes in consumer spending habits and the absence of several large projects that increased profitability in 2023. Administratively, investments have been made in anticipation of future growth. We also continue to battle inflationary pressures on critical items like equipment, materials, and labor that have often outpaced our ability for consumer rate recovery. As we start planning for 2025, our management team remains dedicated to managing costs, supporting our Davey teammates and providing our clients with outstanding value, operational efficiency, and proven solutions to meet their needs.
Our balance sheet remains solid even with our investments in the Davey SEED (Science, Employee Education, and Development) Campus training facility, and our transition to the SAP S/4HANA® system, among other projects. As a result, we finished the third quarter of 2024 with a higher level of debt compared to 2023, as anticipated. This increase in debt, combined with rising interest rates, resulted in interest expense of $14,608,000 for the first nine months of 2024, compared to $13,588,000 for the same period last year. While we continue to invest in these long-term initiatives, we remain dedicated to preserving the company’s strong working capital and liquidity. During the quarter, we successfully extended our credit facility for another five-year term and renewed our private placement shelf agreement, positioning us well for our continued growth. I would like to express my gratitude to all our lenders for their partnership and continued support.

As we continue to celebrate our 45th year of employee ownership, we are grateful for the dedicated efforts of our employees, and thankful to our shareholders for your continued support of our management team.
Best wishes to you and your families, for a safe and happy holiday season.

For additional information and news on the Company, please go to:
https://www.davey.com/shareholders

Patrick M. Covey
Chairman, President and Chief Executive Officer

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Operating Statement Data:
Revenues	$479,440	$450,634	$1,365,903	$1,267,174
Costs and expenses:
Operating	300,535	285,019	881,620	808,509
Selling	84,319	84,982	235,806	229,480
General and administrative	36,956	31,155	112,817	95,041
Depreciation and amortization	17,860	14,935	51,639	43,479
Gain on sale of assets, net	(1,190)	(1,694)	(3,651)	(6,530)
Income from operations	40,960	36,237	87,672	97,195
Interest expense	(5,319)	(4,751)	(14,608)	(13,588)
Interest income	970	502	2,494	1,329
Other, net	(1,111)	(2,890)	(4,644)	(4,365)

Income before income taxes	35,500	29,098	70,914	80,571
Income taxes	9,476	8,401	17,445	21,835
Net income	$26,024	$20,697	$53,469	$58,736

Net income per share:
Basic	$.63	$.48	$1.27	$1.35
Diluted	$.60	$.46	$1.21	$1.29

Weighted average shares outstanding:
Basic	41,629	43,123	42,209	43,394
Diluted	43,302	45,186	44,059	45,501
Dividends per share	$.025	$.020	$.075	$.060

Balance Sheet Data:	September 28, 2024	December 31, 2023
Cash and accounts receivable	$401,731	$371,540
Current:
Assets	534,185	506,680
Liabilities	301,730	276,272
Net working capital	$232,455	$230,408
Long-term debt	$407,444	$367,855
Other long-term liabilities	315,584	295,779
Total equity	374,522	341,154
Total assets	$1,399,280	$1,281,060
Common shares, net outstanding	41,081	41,347

This information and other statements by the Company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ materially from what is expressed or implied in these forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may adversely impact our actual results include the effects on us, or our customers or vendors, of the COVID-19 pandemic and any other epidemics, pandemics, severe weather events, terrorism, other external events and natural disasters, including wildfires in California and other areas, our ability to attract and retain a sufficient number of qualified employees and management, our liability risk exposure under contracts and cost and availability of adequate insurance coverage or our self-insurance accruals, seasonality and weather-dependence of our business (other than tree services to utility customers), litigation and third-party and governmental regulatory claims, competition, increases in fuel prices, general and local economic conditions, credit and financial markets, and any impact on our customers’ spending, pricing for our services, and collections of accounts receivable, cyber and other disruptions of our information technology systems, governmental regulations, including climate, environmental, social, governance, health care, immigration and data privacy, and cost of compliance or resulting liabilities and penalties, damage to our reputation, foreign currency fluctuations, no established market for our stock, and such additional factors that are discussed in “Part I - Item 1A. Risk Factors.” of our annual report on Form 10-K for the year ended December 31, 2023, and in our subsequent filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements.